SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2005 (August 8, 2005)

Imergent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

000-27941	87-0591719
(Commission File Number)	(IRS Employer Identification No.)

754 East Technology Avenue Orem, Utah	84097
(Address of Principal Executive Offices)	(Zip Code)

(801) 227-0004

(Registrant’s Telephone Number, Including Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On August 10, 2005, Imergent, Inc. (the “Company”) issued a press release announcing that it had entered into various agreements to sell its domestic trade receivables.  A copy of this press release is filed herewith as Exhibit 99.1.

Effective August 8, 2005, the Company, through its wholly-owned subsidiary StoresOnline, Inc., executed two addenda (the “Addenda”) to an agreement previously entered into in December 2004 between the Company and Alternative Debt Portfolios, L.P., a Delaware limited partnership (“ADP”).   The Company had entered into an ordinary-course agreement with ADP in December 2004 pursuant to which the Company sold certain of its customer installment contracts to ADP, continuing an established business practice of the Company to sell certain of its installment contracts to various purchasers.

Pursuant to the terms of the Addenda, the Company has sold its domestic trade receivables portfolio to ADP in exchange for the cash payment to the Company of approximately $15.4 million (the “Purchase Price”), less transaction costs and service fees of approximately $1.1 million and subject to certain holdback provisions.  The Purchase Price for the contracts as negotiated between the parties was priced at 100% of net book value of the receivables, less seven percent (7%) for transaction costs and service fees.  The Company has also authorized ADP to hold back five percent (5%) of the Purchase Price for a period of 90 days to serve as a reserve fund against which adjustments to the Purchase Price may be made in the case of errors, bankruptcies or other cancellations involving purchased trade receivable contracts.  Following this initial 90-day period, half of the remaining reserve funds will be released to the Company, while the remaining funds will be held for an additional 12 months for the purpose of reimbursing ADP for certain additional contingent servicing fees.

Also pursuant to the Addenda, the Company has granted ADP a right of first refusal to purchase from the Company all newly-originated customer installment contracts at specified discount rates tied to the credit risk underlying the individual contracts.  This right of first refusal will continue for a period of one year and may be extended for an additional one-year period.

The Company, through its subsidiary StoresOnline, Inc., agreed to provide to ADP unencumbered title to the contracts being sold to ADP.  In the event and to the extent it does not receive releases or subordinations of any previously granted security interests affecting any such contracts, the Company has agreed to repurchase any such encumbered contracts.  ADP may require the Company to repurchase a contract, subject to the Company’s validation and verification, in the event that the Company did not perform its obligations under the contract or if the contract is found to be invalid due to legal rulings or settlements.

Item 2.01                                             Completion of Acquisition or Disposition of Assets

Effective August 8, 2005, the Company completed the disposition of assets consisting of the Company’s domestic trade receivables contracts, in exchange for a cash payment of approximately $15.3 million, less transaction costs and service fees and subject to certain holdback provisions, all as described above under Item 1.01.

Item 2.02                                             Results of Operations and Financial Condition

On August 10, 2005, the Company issued a press release concerning its preliminary results of operations for the quarter and fiscal year ended June 30, 2005.  A copy of this press release is furnished herewith as Exhibit 99.2.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibits

The following exhibits are filed, or, with respect to Exhibit 99.2, furnished, with this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Purchase Agreement dated December 22, 2004 between StoresOnline, Inc. and Alternative Debt Portfolios, L.P.

2.2	Purchase Price Addendum No. 2, dated August 8, 2005 to the Purchase Agreement dated December 22, 2004 between StoresOnline, Inc. and Alternative Debt Portfolios, L.P.

2.3	Reserve Fund Addendum, dated August 8, 2005, to Purchase Price Addendum No. 2 to the Purchase Agreement dated December 22, 2004 between StoresOnline, Inc. and Alternative Debt Portfolios, L.P.

99.1	Press release dated August 10, 2005

99.2	Press release dated August 10. 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

Date:	August 11, 2005	By:	/s/ Robert Lewis
Robert Lewis, Chief Financial Officer